As filed with the Securities and Exchange Commission on August 8, 2013                                                             Registration No. 333- ____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

____________

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTERACTIVE INTELLIGENCE GROUP, INC.

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	45-1505676 (I.R.S. Employer Identification No.)

7601 Interactive Way Indianapolis, IN 46278 (Address of principal executive offices, including zip code)

INTERACTIVE INTELLIGENCE GROUP, INC. 2006 EQUITY INCENTIVE PLAN
(Full title of the Plan)

Stephen R. Head

Chief Financial Officer,

Senior Vice President of Finance and Administration,

Secretary and Treasurer

Interactive Intelligence Group, Inc.

7601 Interactive Way

Indianapolis, Indiana 46278

(Name and address of agent for service)

(317) 872-3000

(Telephone number, including area code, of agent for service)

Copy to:

Janelle Blankenship

Faegre Baker Daniels LLP

600 E. 96th Street, Suite 600

Indianapolis, Indiana 46240

(317) 569-9600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large accelerated filer	❒	Accelerated filer	☑

Non-accelerated filer	❒ (Do not check if a smaller reporting company)	Smaller reporting company	❒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value per share	2,000,000	$57.76	(2)	$115,520,000.00	(2)	$15,756.93	(2)

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also registers additional shares of Common Stock as may be offered or issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee and computed in accordance with Rule 457(c) and (h) under the Securities Act using the average of the high and low sale prices of the Common Stock as reported by The NASDAQ Global Select Market on August 5, 2013.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E

OF FORM S-8 "REGISTRATION OF ADDITIONAL SECURITIES"

This Registration Statement relates to the registration of 2,000,000 additional shares of Common Stock, $0.01 par value per share, of Interactive Intelligence Group, Inc., as the successor registrant to Interactive Intelligence, Inc. (“ININ Group” or the "Registrant") reserved for issuance and delivery under the Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan, as amended and assumed by ININ Group (the "2006 Plan").  The increase in the number of shares authorized to be issued under the 2006 Plan was approved by the Registrant's shareholders on May 22, 2013.  Pursuant to (a) a Form S-8 Registration Statement filed by the Registrant on May 24, 2006, which Form S-8 Registration Statement included (i) a new registration statement, (ii) a Post-Effective Amendment No. 1 to the Registrant's registration statement on Form S-8 (File No. 333-87919), as filed with the Securities and Exchange Commission on September 28, 1999, and (iii) a Post-Effective Amendment No. 1 to the Registrant's registration statement on Form S-8 (File No. 333-116006), as filed with the Securities and Exchange Commission on May 28, 2004, and which Form S-8 Registration Statement was amended on July 12, 2011; (b) a Form S-8 Registration Statement filed by the Registrant on June 17, 2008 and amended on July 12, 2011,  and (c) a  Form S-8 Registration Statement filed by the Registrant on June 11, 2010 and amended on July 12, 2011, the Registrant has previously registered 7,050,933 shares of Common Stock reserved for issuance under the 2006 Plan. The contents of these Form S-8 Registration Statements, as amended (File Nos. 333-134427, 333-151701 and 333-167469) are incorporated herein by reference pursuant to General Instruction E to the Form S-8.

SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana, on August 8, 2013.

Interactive Intelligence Group, Inc. (Registrant).

By:	/s/ Donald E. Brown, M.D.
Donald E. Brown, M.D.
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below hereby authorizes and appoints Donald E. Brown, M.D. and Stephen R. Head, each with full power of substitution, attorney-in-fact to execute in the name and on behalf of such person any amendment to this Registration Statement, including post-effective amendments, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated opposite their names.

Signature	Title	Date
/s/ Donald E. Brown, M.D. Donald E. Brown, M.D.	Chairman, President and Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2013
/s/ Stephen R. Head Stephen R. Head	Chief Financial Officer, Senior Vice President of Finance and Administration, Secretary and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2013
/ s/ Richard G. Halperin Richard G. Halperin	Director	August 8, 2013
/s/ Edward L. Hamburg, Ph.D. Edward L. Hamburg, Ph.D	Director	August 8, 2013
/s/ Michael C. Heim Michael C. Heim	Director	August 8, 2013
/s/ Mark E. Hill Mark E. Hill	Director	August 8, 2013
/s/ Richard A. Reck Richard A. Reck	Director	August 8, 2013

INDEX TO EXHIBITS

Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Filed Herewith
4.1	Articles of Incorporation of Interactive Intelligence Group, Inc., as currently in effect	S-4/A (Registration No. 333-173435)	Annex II to the Proxy Statement / Prospectus	4/27/2011

4.2	By-Laws of Interactive Intelligence Group, Inc., as currently in effect	S-4/A (Registration No. 333-173435)	Annex III to the Proxy Statement / Prospectus	4/27/2011

5	Opinion of Faegre Baker Daniels LLP				X

23.1	Consent of KPMG LLP				X	X

23.2	Consent of Faegre Baker Daniels LLP (included in the Opinion of Faegre Baker Daniels LLP filed as Exhibit 5)				X

24	Powers of Attorney (included on the Signature Page of this Registration Statement)				X

99	Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan, As Amended May 22, 2013	8-K	10.1	5/24/2013

EXHIBIT 5

th Street Suite 600 Indiana 46240-3789 +1 317 569 9600 +1 317 569 4800
Faegre Baker Daniels LLP 600 East 96th Street Suite 600 Indianapolis Indiana 46240-3789 Phone +1 317 569 9600 Fax +1 317 569 4800

August 8, 2013

Interactive Intelligence Group, Inc.

7601 Interactive Way

Indianapolis, Indiana  46278

      Re: Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel to Interactive Intelligence Group, Inc., an Indiana corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), registering the offer and sale of an additional 2,000,000 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), pursuant to the Interactive Intelligence Group, Inc. 2006 Equity Incentive Plan, as amended and assumed (the “Plan”).

      We have examined the Plan, the Registration Statement, the Articles of Incorporation, as currently in effect, and the By-Laws, as currently in effect, of the Company, minutes of the proceedings of, and a unanimous written consent executed by, the Company’s Board of Directors authorizing the issuance of the Shares, and such other documents as we have considered necessary. We have also examined a certificate of the Secretary of the Company dated the date hereof (the “Certificate”).  In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), and that all public records reviewed are accurate and complete. As to factual matters, we have relied on the certifications, statements or representations of the Company (including the Certificate) and have not independently verified the matters stated therein.

     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Registration Statement shall have become effective, the Shares have been issued in accordance with the Plan, and, when applicable, the consideration for the Shares specified in the Plan has been received by the Company, the Shares will be validly issued, fully paid and nonassessable.

     This opinion letter is solely for the use of the Company in connection with the Registration Statement. This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours very truly,

FAEGRE BAKER DANIELS LLP

By:/s/ Janelle Blankenship

Janelle Blankenship

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Interactive Intelligence Group, Inc:

We consent to the incorporation by reference in the registration statement on Form S-8 of Interactive Intelligence Group, Inc. of our report dated March 18, 2013, with respect to the consolidated balance sheets of Interactive Intelligence Group, Inc. as of December 31, 2012 and 2011, and the related consolidated statements of income and comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Interactive Intelligence Group, Inc.

/s/ KPMG LLP

Indianapolis, IN

August 8, 2013